UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
                                             January 29, 2009 (January 14, 2009)

                              GLOBAL BIOTECH CORP.
               (Exact Name of Registrant as Specified in Charter)

           Delaware                      000-33271              98-022951
(State or Other Jurisdiction of      (Commission File         (IRS Employer
        Incorporation)                    Number)          Identification No.)

 5800 Metropolitan Blvd. E., Suite 328                            H1S 1A7
          Montreal, Quebec
(Address of Principal Executive Offices )                        (Zip Code)

Registrant's telephone number, including area code:   (514) 333-4545

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)


[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)


[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))


[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02.  Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

1. Effective November 25, 2008, Gilles Lamarre was appointed a Vice President of the Company. Mr. Lamarre's appointment was confirmed at a meeting of the directors of the Company held on January 19, 2009. Mr. Lamarre, aged 61, will serve as Vice President of the company until further notice.

Mr. Lamarre began his career as a Box Office Manager at Expo 67 (Garden of Stars). In 1969, he joined the National Arts Centre where in 1975 he developed the first computerized subscription/season ticketing system in North America. In 1984, he made the transition to the private sector by co-founding Uniticket to service the Ottawa/Hull Region. Uniticket processed over 1.5 million tickets each year and was sold to Ticketmaster Canada Inc. in 1988. He also co-founded and developed Ticketnet Corporation in 1984, a major new national network for ticketing and shared-resource box office management, which was subsequently sold to AMR in 1986. Mr. Lamarre has acted as a consultant/advisor to a number of Canadian corporations in the development and implementation of leading edge technology and business development. More recently, he fulfilled several executive functions with Comnetix, a leading provider of technology to law enforcement agencies. He then became a Board member and a member of their Audit and Compensation committees and resigned in early 2006 to concentrate his efforts on developing a new venture related to weight loss programs and products. He is currently the President and CEO of Wykanta International Ltd., a company engaged in the production and sale of nutraceutical products.

2. On January 14, 2009, Giuseppe Daniele resigned as a director of the Company.

3. On January 19, 2009, Gilles Lamarre was appointed a director of the Company to fill the vacancy created by the resignation of Mr. Daniele.

4. On January 19, 2009, Perry Choiniere was appointed the Chief Financial Officer of the Company. Mr. Choiniere, aged 43, will serve as the Company's Chief Financial Officer until further notice.

Mr. Choiniere has been a director and the Chief Operating Officer of the Company since May 11, 2006. Mr. Choiniere has been involved in a number of consumer oriented ventures for more than 20 years. He started his career in the customer service field for a large provider of heating oil to residential and commercial users. For most of the next 2 decades he managed and ran several businesses involved in the maintenance and construction sectors, dealing directly with the public and being responsible for the day to day administration of the previously mentioned businesses. During the last 4 years to date, he has been involved with the negotiations and sales of products, both domestically and internationally, in the pharmaceutical and nutritional industries. Mr. Choiniere brings to the Company a broad knowledge of business management and expertise in consumer relations. Mr. Choiniere has worked with Biomedico Pharma in a technical quasi-engineering capacity. His intuitive abilities have assisted him in understanding the mechanical aspects of the Company's oxygenation technology.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 19, 2009, the Company adopted amended and restated bylaws relating generally to the transaction of the business and affairs of the Company. The bylaws were amended and restated to allow directors to determine the size of the Board of Directors, within a set range, and to clarify the provisions of the

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original bylaws. A copy of the amended and restated bylaws of the Company is attached hereto as Exhibit 3.1.

Item 7.01. Regulation FD Disclosure.

1. Effective September 21, 2008, Jean Pierre Robichaud resigned as Vice President - Sales and Marketing of Global Biotech Corp. (the "Company").

2. Effective September 21, 2008, Frederique Blondeleau was appointed Vice President - Sales and Marketing. Mr. Blondeleau's appointment was confirmed at a meeting of the directors of the Company held on January 19, 2009. Mr. Blondeleau, aged 36, will serve as Vice President - Sales and Marketing of the Company until further notice.

Mr. Blondeleau has been involved in sales and marketing throughout his career. During his time as the western sales and marketing director for a U.S. company, Mr. Blondeleau organized national media events, implemented the launch of products into new markets, negotiated advertisement purchases, managed and co-ordinated western U.S. sales, implemented customer loyalty programs, developed new distribution networks and supervised and co-ordinated the customer service, manufacturing, shipping, and purchase and supplies departments of the company. In 1999, Mr. Blondeleau founded, and became the President, CEO and Chairman of the Board of, Les Breuvages Alaska Inc., a producer of spring water, carbonated water and flavoured water. Les Breuvages Alaska Inc. was sold in April of 2005, and Mr. Blondeleau was retained as a consultant for a two year period thereafter to facilitate the transition of that company to its new ownership. Currently, he is a consultant with FBE Solution Inc., a company that provides consulting services to the beverage industry. Mr. Blondeleau has a degree in business administration with a specialization in international marketing from the University of Quebec.






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

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          GLOBAL BIOTECH CORP.


Date: January 29, 2009                    /s/ Louis Greco
                                          ________________________________
                                          Louis Greco
                                          President and Chief Executive Officer






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